Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UTEK Corporation Stock Option Plan and the 2000 Non-Qualified Stock Option Plan of UTEK Corporation of our report dated March 15, 2002 with respect to the consolidated financial statements and selected per share data and ratios of UTEK Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tampa, Florida
June 26, 2002